MINERAL PROPERTY PURCHASE AGREEMENT


                  THIS AGREEMENT dated for reference April 11, 2003.


BETWEEN:

                  Gilles Gionet
                  9 Nicol Ave, P.O. Box 277
                  Manitouwadge, Ontario
                  P0T 2C0;

                  ("GIONET")

                                                               OF THE FIRST PART

AND:

                  TAMARACK VENTURES INC., a body corporate, duly incorporated under the laws of the State of Nevada and having its head office at 21 Falcon Avenue, Manitouwadge, Ontario, P0T 2C0;

                  ("TAMARACK")

                                                              OF THE SECOND PART

W H E R E A S:

A. GIONET is the registered and beneficial owner of one mineral property claim group located in the Percy Lake area, Sault Ste. Marie Mining Division, Ontario, which claim group is more particularly described in Schedule "A" attached hereto which forms a material part hereof (collectively, the "Claim");

B. GIONET has agreed to grant to TAMARACK the sole and exclusive right, privilege and option to explore the Claim together with the sole and exclusive right, privilege and to purchase the Claim upon the terms and conditions hereinafter set forth;

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                OPTIONOR'S REPRESENTATIONS

1.1               GIONET represents and warrants to TAMARACK that:

         (a) GIONET is the registered and beneficial owner of the Claim and holds the right to explore and develop the Claim;

         (b) GIONET holds the Claim free and clear of all liens, charges and claims of others, and GIONET has a free and unimpeded right of access to the Claim and have use of the Claim surface for the herein purposes;

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         (c)              The  Claim  has been  duly  and  validly  located  and
                  recorded in a good and miner-like manner pursuant to the laws of the Province of Ontario and is in good standing in Ontario as of the date of this Agreement;

         (d) There are no adverse claims or challenges against or to GIONET's ownership of or title to any of the Claim nor to the knowledge of GIONET is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claim or any portion thereof;

         (e) GIONET has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which GIONET is a party or by which it is bound or to which it is subject; and

         (f) No proceedings are pending for, and GIONET is unaware of any basis for, the institution of any proceedings which could lead to the placing of GIONET in bankruptcy, or in any position similar to bankruptcy.

1.2 The representations and warranties of GIONET set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which TAMARACK has relied in entering into this Agreement and shall survive the acquisition of any interest in the Claim by TAMARACK.

1.3 GIONET will jointly indemnify TAMARACK from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by GIONET and contained in this Agreement.

1.4 GIONET acknowledges and agrees that TAMARACK has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to TAMARACK shall limit or extinguish the right to indemnity hereunder, and, in addition to any other remedies it may pursue, TAMARACK may deduct the amount of any such loss or damage from any amounts payable by it to GIONET hereunder.

2.                TAMARACK'S REPRESENTATIONS

                  TAMARACK warrants and represents to GIONET that it is a body corporate, duly incorporated under the laws of the State of Nevada with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.


3.                PURCHASE

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                  GIONET  hereby  gives  and  grants  to  TAMARACK  the sole and exclusive right and option to acquire a l00% undivided right, title and interest in and to the Claim (the "Purchase"), subject to a 1% net smelter returns royalty and a 1% gross overriding royalty on diamond production on the Claims as described respectively in Schedules B and C attached to this Agreement, by performing the acts and deeds and paying the sum provided for in paragraph 4.

4.                CONSIDERATION FOR THE PURCHASE

4.1 In order to complete the purchase, TAMARACK shall be obligated to:

                  Share Issuance
                  --------------

         (a) Issue to GIONET 250,000 shares of common stock in the capital stock of TAMARACK (the "Shares") at a deemed price of $0.001 per share within 90 days following the execution of this agreement.

                  Cash Payment
                  ------------

         (b) Pay to GIONET a total of $1,000 upon execution of this Agreement;

                  Assessment Work
                  ---------------

         (c) Pay, as TAMARACK may determine, all Claim payments and assessment work required to keep the Claims in good standing .

5.                RIGHT TO ABANDON PROPERTY INTERESTS

5.1 Should TAMARACK, in its sole discretion, determine that the Claim no longer warrants further exploration and development, then TAMARACK may abandon such interest .


6.                ACQUISITION OF INTERESTS IN THE PROPERTY

                  At such time as TAMARACK has made the required share issuance and cash payment, within the time periods specified therein, then the Purchase shall be deemed to have been completed by TAMARACK, and TAMARACK shall have thereby, without any further act, acquired an undivided 100% interest in and to the Claim.

7.                RIGHT OF ENTRY

                  For so long as TAMARACK continues to hold title to the Claim, TAMARACK, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

         (a)      enter upon the Claim;

         (b)      have exclusive and quiet possession of the Claim;

         (c)      incur expenditures;

         (d) bring upon and erect upon the Claim such mining facilities as TAMARACK may consider advisable; and

         (e) remove from the Claim and sell or otherwise dispose of mineral products.

8.                NET SMELTER RETURNS ROYALTY

8.1 On the date TAMARACK commences commercial production on the Claim, GIONET shall be entitled to receive and TAMARACK shall pay to the GIONET 1% of net smelter returns. "Commercial production" shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant.

8.2 TAMARACK shall be under no obligation whatsoever to place the Claim into commercial production and in the event they are placed into commercial production, TAMARACK shall have the right, at any time, to curtail or suspend such production as it, in its absolute discretion, may determine.

9.                OPERATOR

9.1 After the execution of this Agreement, TAMARACK, or at TAMARACK's option, its respective associate or nominee or such other unrelated entity as it may determine, will act as the operator of the Claim under this Agreement. TAMARACK, if operator, may resign as the operator at any time. TAMARACK may appoint another party who covenants to act as the operator of the Claim upon such terms as TAMARACK sees fit.

9.2 Notwithstanding paragraph 10.1, GIONET may be requested to conduct and supervise all of TAMARACK's exploration and development work on the Claim and to be compensated at competitive industry rates.

10.               POWER AND AUTHORITY OF THE OPERATOR

10.1 After the execution of this Agreement, the Operator shall have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Claim and to determine the manner of operation of the Claim as a mine.

10.2 Where possible, the Operator shall insure that all field work is conducted, and that all assay and work program results are verified, by a third party independent from TAMARACK.

11.               REGISTRATION OF PROPERTY INTERESTS

                  Upon the request of TAMARACK, GIONET shall assist TAMARACK to record this Agreement with the appropriate mining recorder and, when required, GIONET shall further provide TAMARACK with such recordable documents as TAMARACK and its counsel shall require to record its due interest in respect of the Claim.

12.               FURTHER ASSURANCES

                  The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

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13.               CONFIDENTIAL INFORMATION

                  No information furnished by TAMARACK to GIONET hereunder in respect of the activities carried out on the Claims by TAMARACK, or related to the sale of mineral products derived from the Claims, shall be published by GIONET without the prior written consent of TAMARACK, but such consent in respect of the reporting of factual data shall not be unreasonably withheld. GIONET shall be entitled to copies of all exploration work and development data that TAMARACK may acquire in conducting work on the Claim, in written and electronic format, to be provided as the data is generated

14.               ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

15.               NOTICE

15.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of GIONET addressed to them as follows:

                  Gilles Gionet
                  9 Nicol Ave, P.O. Box 277
                  Manitouwadge, Ontario
                  P0T 2C0

and in the case of TAMARACK addressed as follows:

                  Tamarack Ventures Inc.
                  21 Falcon Avenue. P.O. Box 1185
                  Manitouwadge, Ontario
                  P0T 2C0

                  Attention: Robert Reukl, President

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

15.2 Either party hereto may from time to time by notice in writing change its address for the purpose of this section.

16.               RELATIONSHIP OF PARTIES

                  Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

17.               TIME OF ESSENCE

                  Time shall be of the essence of this Agreement.

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18.               TITLES

                  The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

19.               CURRENCY

                  All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United Stares of America.

20.               SEVERABILITY

                  In the event that any of the paragraphs contained in this Agreement, or any portion of thereof, is unenforceable or is declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid paragraph, or portion thereof, shall be severable from the remainder of the Agreement.

21.               APPLICABLE LAW

                  The situs of the Agreement is Manitouwadge, Ontario, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Ontario.

22.               ENUREMENT

                  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

                                           TAMARACK VENTURES INC.

/s/ GILLES GIONET                          PER: /s/ Rob Reukl
--------------------------                 ------------------------
GILLES GIONET                              Robert Reukl, President

                                  SCHEDULE "A"

               TO THAT CERTAIN AGREEMENT MADE AS OF DECEMBER 1, 2002 BETWEEN RAVEN RESOURCES INC. AND TAMARACK VENTURES INC.


The Percy Lake claim block consists of a total of twelve mining claim units located in the Sault Ste. Marie Mining Division, Ontario, Canada with the following record number and acreage:

Block No.                  Claim No.                      Acreage

     1                      SSM 3011435                      480

                                  SCHEDULE B

              TOTHAT CERTAIN  AGREEMENT MADE AS OF APRIL 11, 2003 BETWEEN GILLES
                GIONET AND TAMARACK VENTURES INC.

DEFINITION OF GROSS OVERRIDING ROYALTY ("GORR")

(All capitalized terms used herein shall have the definitions contained in the Agreement, unless otherwise specified.)

                  Pursuant to the Agreement to which this Appendix is attached, the Optionors are entitled to a royalty (the "GORR") equal to 1% of the Average Appraised Value (as hereinafter defined) of all gem and industrial diamonds recovered, sorted and graded from the Claims (the "Diamonds"), free and clear of all costs of development and operations.

                  "Average  Appraised Value" means the average of the valuations
                  -------------------------
in Canadian dollars of the Diamonds determined by two independent graders, one appointed by TAMARACK and one appointed by the GIONET. Such independent graders shall be duly qualified and accredited, and shall sort, grade and value the Diamonds in accordance with industry standards, having regard to, but without limiting the generality of the foregoing, the commercial demand for the Diamonds. Each independent valuator shall value each particular classification of the Diamonds in accordance with the industry pricebooks, standards and formulas. The parties acknowledge that the intention is that the GORR is to be paid to the GIONET on this basis, regardless of the price or proceeds actually received by TAMARACK for or in connection with the Diamonds or the manner in which a sale of the Diamonds to a third party is made, and without deduction.

                  TAMARACK will calculate and pay the GORR to the Optionors within 30 days of the end of each calendar quarter, based on all Diamonds from the Property which were graded in such calendar quarter.

                  GIONET shall not be entitled to participate in the profits or be obligated to share in any losses generated by the Purchaser's actual marketing or sales practices.

                  GIONET shall also at their election have the right to take their GORR in kind.

                                   SCHEDULE C

               TOTHAT  CERTAIN  AGREEMENT  MADE AS OF  APRIL  11,  2003  BETWEEN
                 GILLES GIONET AND TAMARACK VENTURES INC.

"NET SMELTER RETURNS"

1. In the Agreement, "Net Smelter Returns" means the net amount of money received by TAMARACK for its own account from the sale of ore, or ore concentrates or any other products from the Claim to a smelter or other ore buyer after deduction of smelter and /or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less any and all transportation costs which may be incurred in connection with the transportation of ore or concentrates.

2. Payment of Net Smelter Returns by TAMARACK to the GIONET shall be made quarterly within 45 days after the end of each fiscal quarter of TAMARACK and shall be accompanied by unaudited financial statements pertaining to the operations carried out by TAMARACK on the Claim. Within 120 days after the end of each fiscal year of TAMARACK in which Net Smelter Returns are payable to GIONET, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to GIONET shall be made forthwith. A copy of the said audit shall be delivered to GIONET within 30 days of the end of such 120-day period.

3. Each annual audit shall be final and not subject to adjustment unless GIONET delivers to TAMARACK written exceptions in reasonable detail within one month after GIONET receives the report. GIONET, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of TAMARACK related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of TAMARACK. The audit shall be conducted by a chartered or certified public accountant of recognized standing. TAMARACK shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of GIONET's report shall be delivered to TAMARACK and the amount which should have been paid according to GIONET's report shall be paid forthwith. In the event that the said discrepancy is to the detriment of GIONET and exceeds 5% of the amount actually paid by TAMARACK, then TAMARACK shall pay the entire cost of the audit.

4. In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by TAMARACK, charges, costs and penalties with respect to such operations, excluding transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that TAMARACK would have incurred if such operations were carried out at facilities not owned or controlled by TAMARACK then offering comparable custom services.

5. GIONET shall, at their election, have the right to take their Net Smelter Return as it may pertain to precious metals defined as gold and platinum group elements in kind.